Filed Pursuant to Rule 424(b)(1)
Under the Securities Act of 1933
Registration No. 333-140122

Prospectus

Candev Resource Exploration, Inc.
 3,800,000 shares of Common Stock at $0.30 per share

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  Candev Resource Exploration, Inc. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities.  See "Risk Factors" commencing on page 2 for a full discussion of the risks involved in this offering.

	Offering Price	Commissions	Proceeds to Selling Shareholders
Per Share	$0.30	n/a	$0.30
Total	$1,140,000	n/a	$1,140,000

The information in this prospectus is not complete and may be changed.  We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offence.

The date of this prospectus is March 16, 2007.

Prospectus Summary

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements.  As used throughout this prospectus, the terms "Candev Exploration, Inc.", the "Company", "we," "us," and "our" refer to Candev Exploration, Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

CANDEV RESOURCE EXPLORATION, INC. was incorporated under the laws of the State of Nevada on January 9, 2006. We have not commenced active business operations.  As of the date hereof, all our cash has been raised from the issuance of securities.   We are a "shell company" as defined by the rules of the Securities and Exchange Commission.

We are an exploration stage company that recently acquired our mineral property.  Presently, our business plan is to perform exploration on our mineral property.  Our only property (the "King Property", "King Project" or "King claims") consists of three mineral claims covering 600 hectares (1,482 acres) located in the Iskut River region in northwestern British Columbia in the Liard Mining Division.  We intend to explore for base and precious metals on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed.  Our property has no proven or probable mineral reserves.  We have a Property Option Agreement to acquire a 100% interest in and to the three mineral claims called the King Property by paying $89,353 (CDN$100,000) in cash over a four year period to Mr. Carl von Einsiedel, the registered owner of the King claims.  As of the date hereof, $2,300 (CDN$2,500) has been paid to Mr. von Einsiedel.  Under the Agreement, Candev is also required to issue 10,000 shares of its common stock to Mr. von Einsiedel within 10 business days of Candev being quoted for trading on the OTC Bulletin Board.

Our administrative office is located at 2200 - 1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3, telephone (604) 688-7526.  Our registered office is located at 3990 Warren Way, Reno, Nevada 89509. Our fiscal year end is October 31.

The Offering

Securities Being Offered	Up to 3,800,000 shares of our common stock held by the selling shareholders named in this prospectus.
Offering Price and Plan of Distribution

The selling shareholders named in this prospectus will sell the 3,800,000 shares of our common stock offered under this prospectus at an offering price of $0.30 per share unless the offered shares are quoted on the over-the-counter bulletin board. We intend to apply to the over-the-counter bulletin board to allow for the trading of our common stock when we become a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Minimum number of Shares to be sold in this Offering	None.

Securities issued and to be issued	8,750,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the 3,800,000 shares to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Summary Financial Information
As of Fiscal Year Ended October 31, 2006
Balance Sheet Data:
Working Capital	$101,324
Total Assets	$110,675
Total Liabilities	$9,351
Shareholder's Equity	$101,324

Statement of Operations Data:
Revenue	NIL
Total Expenses	$22,176
Net Income (Loss)	($22,176)

INVESTMENT IN OUR COMPANY INVOLVES SIGNIFICANT RISKS BECAUSE OUR MINERAL CLAIMS ARE AT THE EXPLORATION STAGE AS OPPOSED TO THE DEVELOPMENT STAGE.  OUR MINERAL CLAIMS DO NOT HAVE A KNOWN BODY OF COMMERCIAL ORE.  THE COMPANY WILL NOT BE RAISING ANY FUNDS IN THIS OFFERING.  THE COMPANY WILL USE AVAILABLE WORKING CAPITAL TO CONDUCT A PHASE I EXPLORATION PROGRAM CONSISTING OF MAPPING AND PROSPECTING AT AN ESTIMATED COST OF $13,350 (CDN$15,000) AND A PHASE II PROGRAM CONSISTING OF A GROUND GEOPHYSICAL SURVEY AT AN ESTIMATED COST OF $17,800 (CDN$20,000).  FROM THESE RESULTS, IF OUR GEOLOGIST RECOMMENDS, WE WILL FOLLOW-UP WITH A PHASE III SELECTIVE DRILLING PROGRAM AT AN ESTIMATED COST OF $267,000 (CDN$300,000).  WE PRESENTLY HAVE THE FUNDS TO CONDUCT BOTH PHASE I AND II PROGRAMS, HOWEVER, WE MAY NOT HAVE THE FUNDS TO CONDUCT PHASE III AFTER WE HAVE COMPLETED PHASE I AND II, AND WE ARE NOT RESERVING ANY OF OUR CASH FOR PHASE III.  WE WILL NEED TO CONDUCT ADDITIONAL FINANCING TO MEET THE FUNDING REQUIREMENTS OF OUR PHASE III PROGRAM.  WE ARE ALSO CONSIDERED A SHELL COMPANY AS DEFINED BY RULE 405 OF THE SECURITIES ACT AND EXCHANGE ACT RULE 12B‑2 BECAUSE WE HAVE NOMINAL ASSETS.

Risk Factors

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount, type and tenure of minerals, if any, exist on our property. We do not claim to have any reserves whatsoever at this time on any of our claims.  An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

We are a recently organized business and you cannot evaluate the investment merits of our Company because we have no operating history.

Our Company is only recently organized with no operating history which makes it difficult to evaluate the investment merits of our Company.  Our Company was recently organized on January 9, 2006 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of October 31, 2006, we incurred total expenses of $22,176.

We may not be able to continue as a going concern if we do not obtain additional financing.

Because of our lack of funds and short operating history incurring only expenses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor pointed out that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern.  Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations.  As of the date hereof, all our cash has been raised from the issuance of securities.

If we do not obtain additional financing, our business will fail because we cannot fund our planned exploration program.

In order for us to perform any further exploration under our Phase III exploration program, we will need to obtain additional financing. As of October 31, 2006, we had cash in the amount of $105,474. We currently do not have any operations and we have no income. Our business plan calls for incurring additional expenses in connection with the mapping, prospecting and surveying programme of our mineral claims.  We have sufficient funds to carry out Phase I and Phase II of our exploration program. However, we may not have the funds to conduct Phase III after we have completed Phases I and II, and we are not reserving any of our cash for Phase III.  If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place the King claims into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price for base and precious metals and the cost of exploring for these minerals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because our sole executive officer and director does not have formal training specific to the mining industry, there is a higher risk our business will fail.

Mr. Mark McLeary, our sole executive officer and director, does not have any formal training as a geologist, or in the technical aspects of management of a company specializing in mining and exploration for base and precious metals.  With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Although Mr. McLeary has some significant business experience, his decisions and choices may not take into account standard exploration or mining approaches commonly used in the industry. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and director has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Mark McLeary, our sole executive officer and director, is also a principal of McLeary Capital Management, Inc., a company specializing in the provision of retirement, tax and estate planning advice to individuals and corporations in British Columbia. Because we are in the early stages of our business, Mr. McLeary devotes approximately 8-10 hours per week to our affairs. If the demands of our business require the full business time of Mr. McLeary, he is prepared to adjust his timetable to devote up to 30-40 hours a week. However, Mr. McLeary may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of Mr. McLeary's other business interests will increase with the result that he would no longer be able to devote sufficient time to the management of our business. Competing demands on Mr. McLeary's time may lead to a divergence between his interests and the interests of other shareholders.  Mr. McLeary also is currently the sole director and officer of Med-Tech Solutions, Inc., a development stage company focused on the marketing and distribution of a medical pessary device designed for women.  Mr. McLeary devotes approximately 8-10 hours per week to the affairs of Med-Tech.  Med-Tech has represented in its Form 10-KSB filed on February 13, 2007 that if the demands of Med-Tech's business requires the full business time of Mr. McLeary, Mr. McLeary is prepared to adjust his timetable to devote up to 40-50 hours a week.  If Mr. McLeary substantially increases his time devoted to the business affairs of Med-Tech, he will not be able to devote sufficient time to the management of our business.  As a result, our business development may be delayed and our operations may not receive the full attention of Mr. McLeary because of competing demands from Med-Tech.

We are highly dependent on our senior management. The loss of our sole executive officer could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

We believe that our continued success depends to a significant extent upon the efforts and abilities of our senior management and in particular Mark McLeary, our sole executive officer and director. Mr. McLeary has been a certified financial planner since 1995 and a chartered financial planner since 1993. He has worked in the financial planning industry for over 13 years with an emphasis on investment and tax planning. We believe that the loss of Mr. McLeary's business and management experience could hinder our ability to pursue our stated plan of operation and obtain debt or equity financing, if and when required.

We have no known mineral resources and if we cannot find any mineral resources we may have to cease operations.

We have no measured mineral bodies.  If we do not find a mineral body or bodies containing valuable minerals or metals or if we cannot conduct further exploration of any discovered minerals, either because we do not have money to do it or because it is not economically feasible to do it, we may have to cease operations and you will loose your investment.

Our sole asset is a Property Option Agreement and if we fail to make the required payments on a timely basis, we will lose the right to acquire a 100% interest in and to the King Project.

Under the Property Option Agreement we have a right and option to acquire a 100% interest in and to the King claims by paying a total of $89,353 (CDN$100,000) in cash over a four year period to Mr. Carl von Einsiedel.  The failure of our Company to make any cash payments or issue the shares within the contractual time limit will allow Mr. von Einsiedel to terminate the Agreement.  If the Agreement is terminated, we will lose all rights to the King Property, including any payments previously made to Mr. von Einsiedel.  The Property Option Agreement is our sole asset and if we lose the contractual rights to acquire the King Property, we will have no assets and you may lose all your investment in our Company.

Title to the King claims is registered in the name of Mr. Carl von Einsiedel and he may transfer title to third parties without our knowledge.

The Property Option Agreement only gives us a right to acquire the King claims by fulfilling our obligations under the contract.  We cannot absolutely prevent Mr. Carl von Einsiedel from transferring the King Property to third parties without our knowledge.  A third party has no way of knowing that we have rights to the King Property since ownership is registered in the name of Mr. von Einsiedel at the Minerals Title Office of British Columbia.  If the King Property is transferred to third parties we may have to litigate in order to determine our ownership rights.  There is no way of knowing if Mr. von Einsiedel will or has transferred the property to third parties.  Our only protection is our contractual rights under the Agreement.

As we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

As the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia's title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the King claims. However, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining. Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims. In either case, the costs and/or losses could be greater than our financial capacity and our business would fail.

Risks associated with this Offering

Because we have nominal assets, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") has recently adopted Rule 405 and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets.  Our balance sheet states that we have cash as our only asset therefore, we are defined as a shell company.  The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans.  However, the new rules do not prevent us from registering securities pursuant to the registration statements.  Additionally, the new rule regarding Form 8-K require shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company.  We must file a current report on Form 8-K containing the information required in a registration statement on Form 10 or Form 10-SB, within four business days following completion of the transaction together with financial information of the private operating company.  In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-QSB and Form 10-KSB indicating that we are a shell company.   To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company.

Because our sole executive officer and director, Mr. Mark McLeary, controls approximately 63% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. McLeary are inconsistent with the best interests of other stockholders.

Mr. Mark McLeary, our sole executive officer and director, controls approximately 63% of our issued and outstanding shares of common stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. McLeary is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. The interests of Mr. McLeary may not be, at all times, the same as that of other shareholders. Since Mr. McLeary is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. McLeary exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. McLeary will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the merger of Candev with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. McLeary may also have the effect of delaying, deferring or preventing a change in control of Candev which may be disadvantageous to minority shareholders.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,800,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 43% of the common shares outstanding as of the date of this prospectus.

Because there is no public trading market for our common stock, you may not be able to resell your shares.

Our Company plans to have its shares quoted on the NASD's OTC Bulletin Board.  There are no assurances that we will be successful in listing our shares.  There is currently no public trading market for our common stock.  Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares.  If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.  Therefore, you may not be able to resell your shares.

Re-sale restrictions for British Columbia residents

Selling shareholders, who are all residents of British Columbia, have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares which are being registered for resell by this prospectus.  Selling shareholders have to comply with B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to resell their shares.  BC Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for 4 months and limit the volume of shares sold in a 12-month period.  (See "Canadian Securities Law").  These restrictions will limit the ability of the B.C. residents to resell the securities in the United States and therefore, may materially affect the market value of your shares.

Use Of Proceeds

We will not receive any proceeds from the sale of common shares offered in this prospectus by our selling shareholders.

Determination Of Offering Price

The $0.30 per share offering price of our common shares by which our selling shareholders will sell their shares prior to the quotation of the Company's shares on the NASD Over-the-Counter Bulletin Board ("OTCBB") was arbitrarily chosen based on our internal assessment of what the market would support.  The sales price of our common shares from our August 24, 2006 private placement offering of 2,300,000 common shares was $0.01 per share.  On October 31, 2006 the Company made another private offering of 950,000 common shares at a price of $0.10 per share.  The offering price of our shares is substantially higher than the price paid by our founder, and exceeds the per share value of our net tangible assets.  Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution.

You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales.  Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

We intend to apply to the OTCBB to allow the quotation of our common stock upon us becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling shareholders

The selling shareholders named in this prospectus are offering all of the 3,800,000 shares of common stock offered through this prospectus, of which 3,250,000 of the shares were acquired by the selling shareholders from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed August 24, 2006 and October 31, 2006; and of which 550,000 shares were acquired by Mark McLeary, the President of the Company, from us in an offering that was exempt from registration under Section  4(2) of the Securities Act in January 2006.

The term "selling shareholders" includes doneees, pledges, transferees or other succesors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge or other non-sale related transfer.

Based on information provided to us by the selling shareholders, the following table provides information regarding the number of shares of our common stock held by each of the selling shareholders as of the date hereof, including:

(1)	the total number of shares that are to be offered by each;
(2)	the percentage owned by each prior to the offering;
(3)	the percentage owned by each upon completion of the offering; and
(4)	the identity of the beneficial holder of any entity that owns the shares.

Name and Address of Selling Shareholders (1)	Shares Beneficially Owned Prior to the Offering		Total Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
	Number (2)	Percent (3)		Number (2)	Percent (3)
Asia Asset Management Inc. (4) West Vancouver, B.C.	50,000	*	50,000	0	*
Asia Precious Metals Management Inc. (4) West Vancouver, B.C.	50,000	*	50,000	0	*
Balvir Bains Delta, B.C.	100,000	*	100,000	0	*
Malkeet Bains Richmond, B.C.	100,000	*	100,000	0	*

Name and Address of Selling Shareholders (1)	Shares Beneficially Owned Prior to the Offering		Total Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
	Number (2)	Percent (3)		Number (2)	Percent (3)
Susan Bleakney West Vancouver, B.C.	50,000	*	50,000	0	*
Janet Bonnici North Vancouver, B.C.	100,000	*	100,000	0	*
Patrick Carruthers New Westminster, B.C.	100,000	*	100,000	0	*
Paul Carruthers North Vancouver, B.C.	100,000	*	100,000	0	*
Dan M. Clark Vancouver, B.C.	50,000	*	50,000	0	*
Cheryl Damberger Port Moody, B.C.	100,000	*	100,000	0	*
Michael Damberger Port Moody, B.C.	100,000	*	100,000	0	*
Stefanie Hartman Vancouver, B.C.	100,000	*	100,000	0	*
Jeff Herman North Vancouver, B.C.	100,000	*	100,000	0	*
Charles Hill Vancouver, B.C.	50,000	*	50,000	0	*
Barry Jeboult New Westminster, B.C.	50,000	*	50,000	0	*
Peter Juric Vancouver, B.C.	50,000	*	50,000	0	*
Bassam (Sam) Kassem Coquitlam, B.C.	100,000	*	100,000	0	*
Michael Laidlaw Vancouver, B.C.	50,000	*	50,000	0	*
Darren Lee Vancouver, B.C.	50,000	*	50,000	0	*
Fernando M. Marcial Vancouver, B.C.	50,000	*	50,000	0	*
Joseph R. Martin West Vancouver, B.C.	50,000	*	50,000	0	*

Name and Address of Selling Shareholders (1)	Shares Beneficially Owned Prior to the Offering		Total Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
	Number (2)	Percent (3)		Number (2)	Percent (3)
Kirk Mclean Vancouver, B.C.	50,000	*	50,000	0	*
George McLeary North Vancouver, B.C.	100,000	*	100,000	0	*
Mark A. McLeary Vancouver, B.C.	5,500,000	63%	550,000	4,950,000	56.6%
Michelle A. McLeary Burnaby, B.C.	100,000	*	100,000	0	*
Sherrill McLeary North Vancouver, B.C.	100,000	*	100,000	0	*
Jarrod Merkel Vancouver, B.C.	100,000	*	100,000	0	*
Meghna Investments Inc. (4) West Vancouver, B.C.	50,000	*	50,000	0	*
Larry Melnyk Coquitlam, B.C.	100,000	*	100,000	0	*
Tomomi Minobe Vancouver, B.C.	100,000	*	100,000	0	*
Tina Ta Nguyen Aldergrove, B.C.	100,000	*	100,000	0	*
Chris O'Donohue Burnaby, B.C.	50,000	*	50,000	0	*
Christian Ricci Vancouver, B.C.	100,000	*	100,000	0	*
David W. Smalley(5) Vancouver, B.C.	300,000	*	300,000	0	*
Audrey Smith Port Moody, B.C.	50,000	*	50,000	0	*
Edgar Smith Port Moody, B.C.	50,000	*	50,000	0	*
Stephen E. Smith Coquitlam, B.C.	50,000	*	50,000	0	*
Jaime Stallwood Vancouver, B.C.	50,000	*	50,000	0	*

Name and Address of Selling Shareholders (1)	Shares Beneficially Owned Prior to the Offering		Total Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
	Number (2)	Percent (3)		Number (2)	Percent (3)
Sundar Communications Group, Inc. (6) Vancouver, B.C.	50,000	*	50,000	0	*
Jonathan Vendargon North Vancouver, B.C.	100,000	*	100,000	0	*
Darrell Wiebe Surrey, B.C.	100,000	*	100,000	0	*
Total			3,800,000

(1)      Other than George McLeary and Sherrill Ann McLeary, who are the parents of our President, and Michelle A. McLeary, who is the sister of Mr. McLeary, none of the selling security holders:

(i)  has had a material relationship with us or any of our affiliates other than as a security holder at any time within the past three years; or

(ii) has ever been one of our officers or directors.

          Except as disclosed hereof, none of our selling shareholders are broker-dealers or affiliates of broker-dealers.

(2)      The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(3)     Applicable percentage of ownership is based on 8,750,000 common shares outstanding as of the date hereof, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(4)      Munir Ali has investment and voting control over this private company.

(5)      David Smalley is a partner of the law firm retained by the Company to prepare this Registration Statement.

(6)      Jason Sundar has investment and voting control over this private company.

*          Represents less than 1%.

Plan Of Distribution

Summary

We have agreed to register for public resale, our common shares which have been issued to the selling shareholders.  This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling stockholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date of all the selling stockholders may sell all of the shares described herein without restriction pursuant to Rule 144 of the Securities Act.  The selling shareholders will receive all of the net proceeds from their sales.  Prior to having its shares quoted on OTCBB, the selling shareholders may, from time to time, sell all or a portion of the shares of common stock of our Company, which they own at $0.30 per share.  After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than

$0.30 per share.  Presently, the selling shareholders cannot sell their common stock of our Company in accordance with Rule 144 under the Securities Act.

The selling shareholders may sell their shares of common stock of our Company directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. Brokers or dealers may receive commissions, discounts or concessions from a selling shareholder or, if any such broker or dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholders in sales of their shares of common stock of our Company may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such brokers, dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of our shares of common stock offered hereby other than broker or dealer discounts and commissions.

Selling shareholder's "Underwriter" Status; prospectus Delivery Requirement

As indicated on the prospectus cover page, all shareholders as of the date of this prospectus who resell such shares may be deemed to be statutory "underwriters" (as defined in Securities Act of 1933 Section 2(11)) and "engaged in a public distribution". Accordingly, Candev intends to deliver a prospectus to each shareholder. Each selling shareholder should review it carefully and deliver it to any broker or dealer engaged to sell stock or to any buyer in a direct sale. Selling shareholders and certain brokers and dealers are required to deliver a prospectus 48 hours prior to confirming sales. See the back cover page of the prospectus.  Additional copies of the prospectus may be printed by accessing it on the SEC website at http://www.sec.gov, or it may be obtained by writing or calling Candev at 2200 - 1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3, telephone (604) 688-7526. See "Selling Shareholders" above for information as to the largest shareholders, the amounts owned, and any relationships with Candev.

Suggested Selling Shareholder's Underwriting Compliance Procedures

Except as indicated under "Selling Shareholders" none of the shareholders is known to Candev to be a broker- dealer or affiliates of broker-dealers or to have any experience in the distribution of securities or to have any material relationships with Candev.  Candev is not aware of any intent by a shareholder to engage in passive market making transactions as permitted by Rule 10b-6A under the Securities Exchange Act of 1934 or in stabilization or other transactions affecting the market price. We are not aware of any intent by our officers, directors or principal shareholders to purchase shares from selling shareholders.

It is suggested to selling shareholders that, to avoid technical violations of underwriting regulations, they should observe the prospectus delivery requirement described above and on the back cover of the prospectus, as well as the following suggested procedures, and also consult legal counsel.  These suggestions do not constitute legal advice nor any representation or warranty that these are necessary or sufficient to comply with, or avoid enforcement action (civil or criminal) for alleged violations of, any type of law. Shareholders engaging in any direct or indirect transactions of any nature as to any of Candev's securities do so at their own risk and expense. All sales should be conducted through brokers or dealers, who should be given a copy of the prospectus and advised of the SEC and NASD position that such sales may be deemed to be part of a "public distribution" by statutory "underwriters" (selling shareholders). No purchases of shares or other transactions having the purpose or effect of affecting the price should be engaged in by or on behalf of shareholders before or after the sale. Candev's public reporting status should be brought to the brokers' or dealers' and buyers' attention. Updated information about Candev will be in its reports to the SEC at http://www.sec.gov.  See "Available Information" near the end of the prospectus, for further details on how to obtain copies of such reports.

Although isolated resales often are exempt from state "blue sky" securities regulation and registration requirements, and the reporting company status of an issuer broadens the availability of resale exemptions, selling shareholders should be cautious in view of their "underwriter" status in the eyes of the SEC and NASD. They are urged to consult qualified local securities counsel. Candev is not undertaking, and it will be the selling shareholders' responsibility, to file any necessary state exemption, qualification, or registration statements or notices (such as Form U-1) and offering documents (such as this prospectus) if needed for resales in a particular state.

The selling shareholders may offer their shares of common stock at various times in one or more of the following transactions:

in over-the-counter market;
in private transactions other than in the over-the-counter market;
in connection with short sales of our shares;
by pledge to secure debts and other obligations; or
in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices.  Until the shares of the Company are quoted for trading on the OTCBB, the selling shareholders will sell their shares at a price of $0.30 per share.  After the shares of the Company are quoted for trading on the OTCBB, the selling shareholders may sell their shares at the then market prices on the OTCBB or privately negotiated prices, which may be less than or greater than $0.30 per share.

The selling shareholders may use brokers or dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

  block trades in which the broker or dealer so engaged will attempt to sell the selling shareholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

If a broker or dealer is engaged by a selling shareholder, such broker or dealer may either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling shareholders may act as principals or agents in connection with the offer or sale of shares by selling shareholders.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

Selling shareholders have been advised that during the time each is engaged in distribution of the securities covered by this prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

  shall not engage in any stabilization activity in connection with our securities;

  shall furnish each broker through which securities covered by this prospectus may be offered the number of copies of this prospectus which are required by each broker; and

  shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

The selling shareholders and any brokers, dealers or agents that participate with the selling shareholder in sales of the shares may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales and subject to any liabilities under such Act.  Any commissions received by such brokers, dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Canadian Securities Law

Since all of the selling shareholders are residents of British Columbia, they have to rely on an exemption from prospectus and registration requirements of B.C. securities laws to sell their shares which are being registered for resell by this prospectus.  The selling shareholders may rely on the B.C. Securities Commission's Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to comply with B.C. securities laws to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1)	The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.
(2)	The seller's residential address or registered office is in British Columbia.
(3)	A 4-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller.
(4)	If the seller is a control person of the company, then the seller has held the securities for at least 6 months.
(5)

The number of securities the seller proposes to sell under BCI 72-502, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6)	The seller sells the securities through a registered investment dealer.
(7)	The registered investment dealer executes the trade through an exchange, or market, outside Canada.
(8)	There has been no unusual effort made to prepare the market or create a demand for the securities.
(9)	The seller has not paid any extraordinary commission or other consideration for the trade.
(10)

If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Plan of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Legal Proceedings

We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding.  None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Our agent for service of process is Business First Formations, Inc., of 3990 Warren Way, Reno, Nevada  89509.

Directors, Executive Officers, Promoters And Control Persons

Executive Officers And Directors

The following table sets forth the directors and executive officers of our Company, their ages, term served and all officers and positions with our Company.  Pursuant to our bylaws, our directors are elected at our annual meeting of stockholders and each director holds office until his successor is elected and qualified.  Officers are elected by our Board of Directors and hold office until an officer's successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity.

Name and Address of Director	Age	Position
Mark A. McLeary Suite 2200 - 1177 West Hastings Street Vancouver, British Columbia V6E 2K3 Canada	41	Director and President, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years:

Mark A. McLeary is our President, Secretary, Treasurer and our sole director and has served in those capacities since our inception. Mr. McLeary has been a certified financial planner since 1995 and a chartered financial planner since 1993. He has worked in the financial planning industry for over 13 years with an emphasis on investment and tax planning. Mr. McLeary is a member of the Financial Planners Standards Council of Canada and founded McLeary Capital Management, Inc. in 1995. McLeary Capital provides retirement, tax and estate planning advice to individuals and corporations in British Columbia. Since 1995 Mr. McLeary, as the principal of McLeary Capital, has been responsible for managing approximately $40 million of clients' investments. Mr. McLeary is also the founder and President of Med-Tech Solutions, Inc., a public company quoted for trading on the OTC Bulletin Board that has to comply with the reporting requirements of the Securities Exchange Act of 1934.  Med-Tech is a development stage company focused on the marketing and distribution of a medical pessary device designed for women.

During our early stages of business development, our president intends to devote approximately 8-10 hours per week of his time to our business. If, however, the demands of our business require more business time, such as raising additional capital or addressing unforeseen issues with regard to our plan of operation, he is prepared to adjust his timetable to devote up to 30-40 hours a week on our business in furtherance of our plan of operation. However, Mr. McLeary may not be able to devote sufficient time to the management of our business, as and when needed.

Executive Compensation

To date, our directors do not currently receive and has never received any compensation for serving as a director of the company. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers.  Presently, there are no plans or agreements for compensation of our officers and directors even if certain milestones are achieved in the business plan.  However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended October 31, 2006, by Mr. McLeary, our sole executive officer.

Summary Compensation Table Long-Term Compensation Awards

Compensation - October 31, 2006
Name and Principal Position	Salary	($) Bonus	($) Number of shares Underlying Options (#)
Mark A. McLeary President	None	None	None

Presently, we do not pay our directors or officers any salary or consulting fee.

We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

Significant Personnel

We have no significant personnel other than our officers and directors. We conduct our business through agreements with arms-length third parties, including:

1.    Agreement between Candev and Foremost Geological Consulting dated August 25, 2006 with respect to Foremost providing management and geological consulting services to Candev.

Committees of the Board of Directors

Our audit committee presently consists of our sole director. We do not have an audit committee or financial expert on our Board of Directors carrying out the duties of the audit committee.  Our Board has determined that we do not need such an expert because we are a start-up exploration company and have no revenue.  We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently commenced our business.  We plan to adopt a Code of Ethics when our registration statement becomes effective.

Family relationships

There are no family relationships among our directors or officers.

Involvement in certain legal proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our Company, each person known to our Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our Company as a group:

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Mark McLeary Vancouver, B.C. President and Director	Common	5,500,000 shares	63%
All officers & directors as a group (1 person)	Common	5,500,000 shares	63%

(1)   The percentage of class is based on 8,750,000 shares of common stock outstanding as of the date hereof.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Candev is presently authorized to issue 200,000,000 shares of which 100,000,000 shares are common stock, with a par value of $0.001 per share, and 100,000,000 shares are preferred stock with a par value of $0.001 per share.  As of the date hereof, there were 8,750,000 shares of our common stock issued and outstanding, held by 41 stockholders of record.

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Candev, the holders of shares of our common stock will be entitled to receive pro rata all assets of Candev available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;
(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;
(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;
(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;
(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation state that these provisions do not apply.

Combinations with Interested Stockholders

Nevada revised statues sections 78.411 to 78.444 provide state regulations over combination with the interested stockholder or any corporation which is, or after the merger or consolidation, would be, an affiliate or associate of the interested stockholder, unless the articles of incorporation or bylaws of the corporation provide that the provisions of those sections do not apply.  Our articles of incorporation state that these provisions do not apply.

Interests of Named Experts and Counsel

David Smalley is a partner of Fraser and Company LLP, which is the law firm retained by Candev to prepare this Registration Statement.  Mr. Smalley owns 300,000 common shares in the company.  The geologist who prepared our geology report dated August 25, 2006 has been retained by Candev to provide on-going geology consulting services to the company.  Mr. Foreman will be paid a fee of CDN$500 per day together with a management fee of 10% of incurred expenses.  With the exception of Mr. Smalley and Mr. Foreman, there are no other experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Candev. Nor was any such person connected with Candev as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal Matters

Fraser and Company LLP has provided an opinion on the validity of our common stock.

Experts

MacKay LLP, Chartered Accountants ("MacKay"), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the period set forth in their audit report. MacKay has presented their report with respect to our audited financial statements. The report of MacKay is included in reliance upon their authority as experts in accounting and auditing.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

A total of 2,300,000 shares of our common stock will be available for resale to the public after August 24, 2007, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.  After October 31, 2007, 950,000 additional shares of our common stock will be available for resale to the public in accordance with the volume and trading limitations of Rule 144.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, which in our case is equal to approximately 87,500 shares as of the date of this prospectus; or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will have to comply with the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that has to comply with the penny stock rules. As our shares immediately following this offering will likely have to comply with such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Holders

There are 41 shareholders of record for the common shares.

Dividends

No dividends have been declared on the common shares as of the date hereof.

Certain Relationships and Related Transactions

In connection with the organization of Candev, Mr. McLeary, the President and Director of our Company, purchased 5,500,000 shares at a price of $0.001 per share.

We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. McLeary, will be available for any specific length of time in the future. Mr. McLeary anticipates initially devoting up to approximately 8-10 hours a week of his business time to the affairs of our Company. If and when the business operations of our company increase and a more extensive time commitment is needed, Mr. McLeary is prepared to devote up to 30-40 hours a week in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our Company would be determined if and when such arrangements become necessary.

Business

History and Organization

Candev Resource Exploration, Inc. was incorporated under the laws of the state of Nevada on January 9, 2006.  We have not commenced business operations and we are considered an exploration stage company. To date, our activities have been limited to organizational matters, obtaining a geology report on the King claims and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our Company, the founding shareholders of our Company contributed an aggregate of US$5,500 cash in exchange for a total of 5,500,000 shares of common stock.

Property Option Agreement

The King claims consist of three mineral claims covering approximately 600 hectares (1,482 acres).  The following table sets forth the details of the claim.

Tenure #	Area in Ha	Expiry Date
508287	159 (394 acres)	September 30, 2008
528276	443 (1,095 acres)	September 30, 2008
531518	17.72 (43.79 acres)	September 30, 2008

Under the Agreement, Carl von Einsiedel has a 2% Net Smelter Return ("NSR") royalty interest in the King claims, if and when Candev exercises its option to acquire a 100% interest in the King Property by making the required cash payments.  The NSR means the gross value of ore, ore concentrates or bullion shipped from the King Property as shown on the smelter settlement sheets and any output or production tax levied with respect to production from the King Property.

Candev also has the right to purchase at any time up to 1% (or 50% of the NSR) by paying Mr. von Einsiedel $892,857 (CDN$1,000,000).

Under the Agreement, Candev is required to make all filings related to the King Property and to maintain the King Property and to maintain the King claims in good standing by preparing and filing the assessment reports, paying taxes and keeping the King Property free and clear of all liens and encumbrances.

The $89,353 (CDN$100,000) cash payments will be paid as follows:

(a)	$2,300 (CDN$2,500) upon signing of the Agreement (paid);
(b)	$2,232 (CDN$2,500) when Candev is quoted for trading on the OTC Bulletin Board;
(c)	$8,928 (CDN$10,000) on the first anniversary date of the Agreement;
(d)	$13,392 (CDN$15,000) on the second anniversary date of the Agreement;
(e)	$17,857 (CDN$20,000) on the third anniversary date of the Agreement; and
(f)	$44,644 (CDN$50,000) on the fourth anniversary date of the Agreement.

Geology Report

In August 2006, Mr. Ian Foreman, P.Geo. was hired by Candev to provide an initial Geology Report on the King claims.  Mr. Foreman has 8 years experience as a consulting geologist.  He graduated from Queen's University in Ontario, Canada, with a Bachelor of Science degree in geology.  He is a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia (No. 23572).  The purpose of this report was to evaluate the area of the claim group, and the prior exploration work conducted on the claims, and to recommend an exploration program.

Recommended Exploration Program

Mr. Foreman recommended an initial two phase exploration program, Phase I consists of mapping and prospecting the property and is estimated to cost approximately $13,350 (CDN$15,000).  Phase II will be conducted on the King Property and it will consist of a ground geophysical survey at an estimated cost of $17,800 (CDN$20,000).  From the results of Phase I and Phase II and upon the recommendation of our geologist, we will follow up with a Phase III program consisting of a selective drilling program estimated to cost $267,000 (CDN$300,000).  The extent of a Phase III program cannot be anticipated at this time.

Geological Exploration Program

Our mineral claims presently do not have any mineral reserves. The property that is the subject of our mineral claims is undeveloped and do not contain any open-pit or underground mines. There is no mining plant or equipment located on the property.

We have not yet commenced exploration of the King claims and exploration is currently in the preliminary stages.  Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found.

We plan to conduct a Phase I and Phase II on the King Property in the next 12 months.

Phase I costing $13,350 (CDN$15,000) will consist of the following:

  property scale mapping

  prospecting (rock sampling sent to a geochemist for analysis of mineral content)

  sampling known mineralization

  creating a Global Position System database

Phase II costing $17,800 (CDN$20,000) will consist of the following:

  geophysics (taking readings at regular intervals along lines set out as part of a pre-determined grid) to look for different styles of mineralization follow-up sampling

  detailed mapping (documenting our exploration surveys of the property)

  data compilation

The extent of a Phase III program cannot be anticipated at this time.

Foremost Geological Consulting is a business operated by Mr. Ian Foreman.  Mr. Foreman is a qualified geologist and we will engage him to conduct the mineral exploration program under industry standards.  He will be responsible for hiring personnel and for all appropriate worker-related costs and will bill us for their services.

Canadian Mining Law

Work on the claim is governed by the laws of British Columbia.  Title to mineral claims are issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines, and title must comply with all provisions under the Mineral Tenure Act (British Columbia).  A mineral claim acquires the right to the minerals which were available at the time of location and as defined in the Mineral Tenure Act (British Columbia).  There are no surface rights included, but the title holder has the right to use the surface of the claim for mining proposes only.  All work carried out on a claim that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

The sections below describing the property are excerpts from a geological report dated October 31, 2006 prepared by Mr. Ian Foreman, our consulting geologist.

Location and Access

The King claims are located in the Iskut River region in northwestern British Columbia in the Liard Mining Division.  The King Project is located within the eastern boundary of the Coast Range Mountains approximately 275 kilometres (170 miles) northwest of Smithers, British Columbia.

The King claims are located at NTS 104-B/14E and 104-B15/W, see Location Map below.  The area is accessed by using fixed wing aircraft from Smithers to the Bronson Creek airstrip located on the southern side of the Iskut River.  Daily travel to the property is via helicopter only.  Alternate access to the Bronson Creek airstrip, by fixed wing aircraft is possible via Terrace, Stewart or Wrangell.  Personnel and material delivered via the Stewart-Cassiar Highway to Bob Quinn Lake can be transported via helicopter to the property.

134°
132°
130°
60°
58°
57°
56°
King
Nahlin
River
Fault
Salmon
Thibert
Fault
Tulsequah Chief
COAST
BELT
Coast
Range
Golden Bear
Fault
Dease
Lake
Gnat Lake
Telegraph Creek
Stikine
Mt. Edziza
Red-Chris
Spectrum
Schaft Creek
Galore Creek
KING PROJECT
Iskut
River
37
Snip
Johnny Mtn
Eskay Ck
Kerr
Sulphurets
Wrangell
Granduc
Big Missouri
Silbak-Premier
See figure 2AB & 3AB
N
Stewart
Terrace
Vancouver
BC Locator
KEY
Mines and developed prospects
Access roads

CANDEV RESOURCE EXPLORATION INC.

King Project, NW BC.

LOCATOR MAP SHOWING ACCESS ROADS, MINES AND DEVELOPED PROSPECTS

Figure No. 1

Claim Status

The King claims consist of three mineral claim covering 600 hectares (1,482 acres).  Claim title is recorded with the Provincial Ministry of Energy, Mines and Petroleum Resources.  The recorded owner is Carl von Einsiedel.  Upon exercise of the option under the Property Option Agreement, Mr. von Einsiedel will transfer the King claims to Candev.

Physiography

The King Project is situated in a mountainous, heavily glaciated region to the west of the head of the Verrett River.  Relief ranges from 500 meters (0.31 miles) above sea level to approximately 1800 meters (1.12 miles) along the northern boundary.  The Forrest Kerr Icefield lies immediately to the northwest of the area.

The tree line is at approximately 1200 (0.75 miles) meters above sea level.  Below this elevation the vegetation is dense and predominantly made up of coniferous trees with an undergrowth of devil's club.  Steep side creeks provide the best access and geologic control in this area.  Snow cover is a limiting factor on the field season. The period of least snow cover occurs between July and mid-September.

History and Previous Work

The Iskut River area has been actively explored since Hudson's Bay Mining and Smelting located the Pick Axe showing and high grade gold, silver, lead and zinc geological formations on the upper slopes of nearby Johnny Mountain in 1954.  During the 1960's several claims were staked on Johnny Mountain and Sulphurets Creek. Airborne geophysical surveys were carried out on a reconnaissance basis by several major mining companies. A promising geological formation was located at the head of Bronson Creek in 1969 by Skyline Exploration Ltd.

During the period 1980-1986, Skyline completed a follow-up exploration program on the Stonehouse Gold Zone.  This revealed the presence of high grade gold mineralization with significant values in silver and copper.

In response to this an extensive and ongoing underground development and diamond drill program was undertaken in 1987.

DuPont of Canada Explorations Ltd. staked the McLymont property, located approximately two kilometers to the northeast, on the basis of a regional stream sediment survey in 1980. A number of geophysical and geochemical targets plus gold-silver bearing quartz veins were discovered.

Between 1962 and 1972 Newmont Mining Corporation of Canada Ltd. investigated several copper-bearing skarn zones northwest of Newmont Lake.  A limited follow-up silt sampling program encountered some anomalous gold values but subsequently no further work was done.

During July and August 1987, Ticker Tape Resources ran phase one of a two phase exploration program.  Phase 1 included prospecting, geological mapping and geochemical sampling.

In October 1987 Ticker Tape Resources, undertook phase 2 portion of the exploration program included 4.1 km of ground geophysical surveying completed over the North silver-lead-zinc zone that identified a subsequent diamond drilling program.

This is a historical summary of exploration work done on the King claims or areas around the claim.  There is no assurance that a commercially viable ore deposit (if any) exists on the King Property until further exploration work and comprehensive evaluation based upon unit cost, grade, recoveries and other factors including economic feasibility.

Property Geology

The King Project lies within the western most part of the Intermontane Tectonic Belt, close to its boundary with the Coastal Crystalline Tectonic Belt.  As a result of the proximity of this area, geologic relationships tend to be quite complex.

Discussion in Geological Report

It is key to understand that there has been no exploration in the immediate area of the King Project since the Ticker Tape Resources exploration program in 1987.  Since 1987 there have been many significant discoveries in the Iskut area.  Also in this time the Snip gold mine on the Bronson Slope and the Eskay Creek gold mine have been put into production.  In fact, the Snip mine opened and shut down in the 19 years since the last exploration program.

In the preceding 19 years there is a good probability that the glacier that occupies the upper portions of the property has retreated a significant amount.  This would then create a whole new set of areas that have never been seen before.  These areas may even have zones of mineralization that are freshly exposed.

In reviewing the available public data it became apparent that there was a discrepancy as to the location of the showings in the immediate area of the King Project.  There are three showings - Bach, King, and North - on, or near, the King Project.  However, the King and North showings are miss-plotted on the government maps (http://www.mapplace.ca/) as they are plotted immediately east of the King Project.  These two showing are actually located within the current King Project and are the subject of the recommended field programs.  The geologist believes that the King and North showings are located within the King Project.

Another key aspect of the large length of time since the last exploration program is the advent of Global Positioning System technology.  As the exploration season is relatively short, there is a premium on the organization and implementation of any future exploration program.  A premium should be put on identifying the King and North showings and determining their exact location as previous assessment reports plot the two showings within the King Project and the Government of British Columbia maps shows immediately to the east of the claims.  It is the author's opinion that the showings are within the King Project.  However, this is only ascertained from current literature as the geologist has not visited the field area.

The geologist has concluded that there is potential in the King Project and further work is warranted.

Recommendations

The geologist in his report has recommended that a three phase exploration program be undertaken on the King Project.

It is recommended that phase one consist of an intense program of mapping and prospecting throughout the property and there is reason to believe that there is potential for the occurrence of other analogous mineralization situations.  In addition all previous areas of known mineralization should be re-sampled and all locations should be located using Global Positioning System technology.

A work program of this magnitude will cost in the range of $13,350 (CDN$15,000) as it would involve a substantial amount of helicopter time

It is recommended that phase two consist of a ground geophysical survey that should be extended across adjacent parts of the property to delineate additional diamond drill targets.  In addition, during this phase follow-up sampling should be performed.

Due to the shortness of the fieldwork season, it is hoped that Phase II could be accomplished in succession with Phase I.  As proposed, Phase II would cost  $17,800 (CDN$20,000). Both Phase I and II would require two weeks.   We anticipate that the Phase I and II will be conducted between May and June of 2007 and Phase III, if warranted, will be conducted in the beginning of May of 2008.

It is recommended that phase three should involve a selective drilling program to be carried out on the remaining, already defined, mineralized zones.  As only one drill site was drilled in 1987 due to adverse weather conditions, there remain well defined drill targets that were defined during that last program that have yet to be drilled. The presence of a well mineralized assemblage of up to 26.0 metres (85 feet) thick and mineralized fault zones at depth imply that further exploration work is warranted.  This would determine the geometry and enhance the grade characteristics of the mineralized zone. A special effort should be made to delineate the extent of the South Zone and to determine its relationship to the North Zone.

At this time it is difficult to assess a proposed budget for a drill program for the King Project as the logistics of working in this remote area remains mostly unknown.  It is thought that an all-in cost of $178 (CDN$200)/metre is an appropriate cost for a drilling program; therefore a 1,500 metre (4,921 feet) program would cost approximately CDN$300,000.

Geological and Technical Staff

Foremost Geological Consulting has subcontracted Ram Explorations Ltd. to assist with the exploration programs.  At the right time, we will hire from the available pool of contract geologists depending on the time of the year and availability of experience.  Presently, there are no other agreements or understandings to hire such geologists or engineers.

Competitive Factors

The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral resources. We are a very small exploration company compared to many of our competitors.  Although we will be competing with other exploration companies, there is no competition for the exploration of minerals on our mineral claim.  We intend to explore and find sufficient mineralization to a point in which major mining companies or mining financial groups would seriously consider pursuing the mineral claim as a valuable and significant acquisition.

Location Challenges

We do not expect any major challenges in accessing the property during the initial exploration stages.  However, due to the seasonal winter conditions of the area, we can only access the property between May and September of each year.

Regulations

Our mineral exploration program will comply with the British Columbia Mineral Tenure Act.  This act sets forth rules for:

*  locating claims
*  posting claims
*  working claims
*  reporting work performed

We also have to comply with the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals.  We must comply with these laws to operate our business.  Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on our mineral claim we must submit the plan contained in this prospectus for review.  We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us or our agent. The exploration permit is the only permit or license we will need to explore for precious and base minerals on the mineral claim.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land.  Accordingly, we may be required to obtain a work permit if we proceed beyond the exploration work contemplated by our proposed Phase I and Phase II exploration programs.  There is a charge of approximately $1,335 (CDN$1,500) in order to obtain a work permit under the Mining Act.  The time required to obtain a work period is approximately four weeks.  We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines.  We will be required by the Mining Act to undertake remediation work on any work that results in physical disturbance to the land.  The cost of remediation work will vary according to the degree of physical disturbance.  No remediation work is anticipated as a result of completion of Phase I and Phase II of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the  summary report.  As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken.  The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program.  Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into  substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phase I and Phase II because the impact on the project area is greater.  Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment.  We may be required to conduct an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project.  An environmental review is not required under the Environmental Assessment Act to proceed with the recommended Phase I or Phase II exploration programs on our King claims.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits.  Reclamation is the process of bringing the land back to a natural state after completion of exploration activities.  Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills.  Our Phase I and II programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground.  The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above.  Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

Initially, we intend to use the services of contractors and consultants for exploration work on our properties. At present, we have no paid employees.  We believe in keeping a low number of full-time employees will conserve cash and allow greater flexibility in the future.

Plan Of Operations

Our business plan is to proceed with the exploration of the King claims to determine whether there are commercially exploitable reserves of base and precious metals.  We have decided to embark upon the initial phase of the exploration program recommended by Ian Foreman, P.Geo.  Phase I and Phase II of the recommended program will cost approximately $31,150 (CDN$35,000).  On October 31, 2006 we had cash on hand of $105,474 and working capital of $101,324. Accordingly, we are not able to proceed with Phase III even if recommended by our geologist.  We will need additional funding of at least $267,000 (CDN$300,000) to commence a Phase III program.

We expect that the Phase I and Phase II field work of our initial exploration program will commence in May of 2007.  Once we receive the results of our initial exploration program, our board of directors, in consultation with our consulting geologist, will assess whether to proceed to any further exploration phases. In making this determination to proceed, we will make an assessment as to whether the results of the initial exploration phase are sufficiently positive to enable us to proceed. This determination will include an assessment of our cash reserves after completion of the initial phase, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Should the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the King claims, we intend to seek out and acquire other North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities.

Should a follow-up exploration program be undertaken, it would likely commence in May of 2008 after reviewing the results of Phase I and II.  The cost and scope of Phase I and II of the exploration program is estimated at $31,150 (CDN$35,000).  We presently have sufficient funds to carry out Phase I and Phase II of our exploration program.  However, we may not have the funds to conduct Phase II after we have completed Phase I, and we are not reserving any of our cash for Phase III.

During this exploration stage, Mr. McLeary, our president, will only be devoting approximately 8-10 hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months as all exploratory work is being performed by an outside consultant.  If, however, the demands of our business require more time of Mr. McLeary, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business, up to 30-40 hours.  However, he may not be able to devote sufficient time to the management of our business, as and when needed. Mr. McLeary is also the sole director and officer of Med-Tech Solutions, Inc., and he may not be able to devote the necessary time to the affairs of our business because of competing demands from Med-Tech.

In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock.  We will not be using this prospectus in any subsequent unregistered offering and we will comply with applicable integration rules as set forth in Rule 502(a) of Regulation D.  However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next 12 months:

(1)	$31,150 (CDN$35,000) in connection with the completion of Phase I and Phase II of our recommended geological work program; and
(2)	$10,000 for operating expenses and $32,322 for payment of offering expenses related to this Registration Statement.

We had cash in the amount of $105,474 as of October 31, 2006.  We do not have plans to purchase any significant equipment or change the number of our employees during the next 12 months. Accordingly, after the 12 months has passed, we will need to obtain additional financing for any significant new operational or exploratory expenses.

Results of Operations for Period Ending October 31, 2006

We did not earn any revenues from inception on January 9, 2006 to October 31, 2006.  We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

We incurred operating expenses in the amount of $22,176 for the period from inception on January 9, 2006 to October 31, 2006. These operating expenses included: (a) mineral property exploration expenses of $9,426; (b) and general and administrative expenses of $12,750.  We anticipate our operating expenses will not change significantly as we undertake our exploration program.

We incurred a loss in the amount of $22,176 for the period from inception in January, 2006 to October 31, 2006. Our loss was attributable to general, administrative expenses and exploration expenses.

Liquidity and Capital Resources

We had cash of $105,474 as of October 31, 2006. We had working capital of $101,324 as of October 31, 2006.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

Our only property is in option to acquire 3 mining claims know as the King Property.  The King claims are located in the Iskut River region in northwestern British Columbia and consist of 600 hectares (1,482 acres).

We do not own or lease any property other than our interest in the King claims.

Currently, we are not paying any monthly rent for our office space located at 2200-1177 West Hastings Street.

Available Information

We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Candev and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules.  As of the effective date of this prospectus, we will have to comply with the information requirements of the Securities Exchange Act of 1934. Upon effectiveness of the Form SB-2 registration statement, we will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.  Copies of the material may be obtained from the public reference section, at prescribed rates.  Please call the Commission at 1-800-SEC-0330.  The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.  Our registration statement and the referenced exhibits can also be found on this site.

CANDEV RESOURCE EXPLORATION, INC.

 CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
 FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

Auditor's Report
Balance Sheet
Statement of Operations
Cash Flow Statement
Statement of Stockholders' Equity
Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Candev Resource Exploration, Inc.
(an Exploration Stage Enterprise)

We have audited the balance sheet of Candev Resource Exploration, Inc. (an Exploration Stage Enterprise) as at October 31, 2006 and the statement of operations and deficit, stockholders' equity (deficit), and cash flows for the period from incorporation on January 10, 2006 to October 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2006 and the results of its operations and its cash flows for the period from incorporation on January 10, 2006 to October 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to financial statements, the Company is in the exploration stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 2, raise substantial doubt that the Company will be able to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada. December 7, 2006	"MacKay LLP" Chartered Accountants

CANDEV RESOURCE EXPLORATION, INC.

(An Exploration Stage Company)

BALANCE SHEET

AT OCTOBER 31, 2006

(Stated in US Dollars)

ASSETS

CURRENT ASSETS		
Cash	$	105,474
Prepaid expenses and deposits		5,201
Total Assets	$	110,675

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES		
Accounts payable and accrued liabilities	$	9,351
Total Liabilities		9,351
STOCKHOLDERS' EQUITY		
Authorized:		
100,000,000 preferred shares, par value $0.001 per share		
100,000,000 common shares, par value $0.001 per share		
Issued and outstanding:		
8,750,000 common shares issued and outstanding (Note 5)		8,750
Additional paid in capital		114,750
Deficit - Accumulated during exploration stage		(22,176)
Total Stockholders' Equity		101,324
Total Liabilities and Stockholders' Equity	$	110,675

Going concern (Note 2)

Commitments (Note 6)

The accompanying notes are an integral part of these financial statements.

F-3

CANDEV RESOURCE EXPLORATION, INC.

(An Exploration Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

		Cumulative Amounts from Inception to October 31, 2006
GENERAL AND ADMINISTRATIVE EXPENSES		
Accounting and auditing	$	8,500
Advertising and promotion		1,321
Bank charges and interest		35
Legal		2,894
		12,750
MINERAL PROPERTY EXPLORATION EXPENSES (Note 6)		
Acquisition costs		2,300
Exploration costs		7,126
		9,426
NET LOSS FOR THE PERIOD	$	(22,176)
NET LOSS PER COMMON SHARE	$	(0.004)
WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON SHARES OUTSTANDING		5,984,211

The accompanying notes are an integral part of these financial statements.

F-4

CANDEV RESOURCE EXPLORATION, INC.

(An Exploration Stage Company)
CASH FLOW STATEMENT
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

	Cumulative Amounts from Inception to October 31, 2006
OPERATING ACTIVITIES	
Net loss for the period	$ (22,176)
Changes in non-cash working capital items	
Prepaid expenses and deposits	(5,201)
Accounts payable and accrued liabilities	9,351
Cash used by operating activities	(18,026)
INVESTING ACTIVITY	-
FINANCING ACTIVITY	
Common stock issued for cash	123,500
Cash provided by financing activity	123,500
CASH INCREASE	105,474
CASH, BEGINNING OF PERIOD	-
CASH, END OF PERIOD	$ 105,474

SUPPLEMENTAL DISCLOSURE:	
Interest paid	$ -
Income taxes paid	$ -

The accompanying notes are an integral part of these financial statements.

F-5

CANDEV RESOURCE EXPLORATION, INC.

(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
AT OCTOBER 31, 2006

(Stated in US Dollars)

	(Note 5) Common Shares		Additional	Deficit Accumulated During	Total
	Number of Shares	Amount	Paid In Capital	Exploration Stage	Stockholders' Deficit
Shares issued for cash @ $0.001 on January 13, 2006	5,500,000	$ 5,500	$ -	$ -	$ 5,500
Shares issued for cash @ $0.01 on August 24, 2006	2,300,000	2,300	20,700	-	23,000
Shares issued for cash @ $0.10 on October 31, 2006	950,000	950	94,050	-	95,000
Net loss for the period ended October 31, 2006	-	-	-	(22,176)	(22,176)
Balance, October 31, 2006	8,750,000	$ 8,750	$ 114,750	$ (22,176)	$ 101,324

The accompanying notes are an integral part of these financial statements.

F-6

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Candev Resource Exploration, Inc. (the "Company") is a private company incorporated on January 10, 2006 under the laws of the State of Nevada and extraprovincially registered under the laws of the Province of British Columbia on August 15, 2006.

The Company is an exploration stage company engaged in the acquisition, exploration, and development of resource properties.

The Company has elected a fiscal year-end of October 31.

2.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company incurred a net loss of $22,176 for the period ended October 31, 2006. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties, and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.   BASIS OF PRESENTATION

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles for financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the period ended October 31, 2006 are not necessarily indicative of the results that may be expected for any interim period or an entire year.

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies which affect the Company are summarized below:

i)      Exploration Stage Company

The Company is considered to be in the Exploration stage.  The Company is devoting substantially all of its present efforts to exploring and developing the mineral property in British Columbia, Canada.

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ii)     Accounting Method

The accounting and reporting policies of the Company conform to United States generally accepted accounting principles applicable to exploration stage enterprises.

iii)     Mineral Property Exploration and Development

The Company is in the exploration stage and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration, and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be depreciated using the units-of-production method over the estimated life of the probable reserve.

iv)     Loss Per Share

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period.  The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted loss per share is the same as basic loss per share.

v)     Provision for Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "Accounting for Income Taxes," which requires the use of the asset/liability method of accounting for income taxes.  Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

vi)     Use of Estimates

The process of preparing financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements; accordingly, upon settlement, actual results may differ from estimated amounts.

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

vii)    Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of acquisition to be cash equivalents and which, in the opinion of management, are subject to an insignificant risk of loss in value.

viii)   Derivative Instruments

At October 31, 2006, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

ix)    Compensated Absences

The Company has no employees.  At such time as the Company hires personnel, its employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors.  The Company's policy will be to recognize the cost of compensated absences when actually paid to employees.

x)     Foreign Currency Translations

The Company's functional currency is the U.S. dollar. The Company's reporting currency is the U.S. dollar.  All transactions initiated in Canadian dollars are translated into U.S. dollars in accordance with SFAS No. 52 "Foreign Currency Translation" as follows:

a)       monetary assets and liabilities at the rate of exchange in effect at the balance sheet date; and

b)       revenue and expense items at the average rate of exchange prevailing during the period.

For foreign currency transactions, the Company translates these amounts to the Company's functional currency at the exchange rate effective on the invoice date.  If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

xi)    Fair Value of Financial Instruments and Derivative Financial Instruments

The Company has adopted Statement of Financial Accounting Standards ("SFAS") Number 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."  The carrying amounts of cash and cash equivalents, amounts receivable, and accounts payable approximate their fair values because of the short maturity of these items.  Certain fair value estimates may be subject to and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.  The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price, or interest rate market risks.

All significant financial assets, financial liabilities, and equity instruments of the Company are either recognized or disclosed in these financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk, and credit risk.  Where practicable, the fair value of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to the fair value has been disclosed.

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

xii)    Stock Based Compensation

The Company accounts for stock-based compensation issued to employees based on SFAS No. 123R "Share Based Payment". SFAS No. 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans".

SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

As at October 31, 2006, the Company had no stock-based compensation plans nor had it granted options to employees.  No stock‑based employee compensation cost is reflected in the net loss as no options had been granted.

xiii)   Segmented Reporting

SFAS Number 131, "Disclosure About Segments of an Enterprise and Related Information", changed the way public companies report information about segments of their business in their quarterly reports issued to shareholders.  It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

For the period ended October 31, 2006, all operations took place in British Columbia, Canada.

xiv)   Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements."

As at October 31, 2006, the Company had no revenues to report.

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

xv)    Recently Adopted Accounting Standards

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements " ("SFAS No. 157"). SFAS 155 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.  The statement is effective for fiscal years beginning after November 15, 2007 and interim periods with those fiscal years.

The adoption of this new pronouncement is not expected to have a material effect on the Company's interim consolidated financial position or results of operations.

5.   COMMON SHARES

On January 13, 2006, the Company issued 5,500,000 common shares valued at $0.001 per share.  Total gross proceeds from the share issuance amounts to $5,500.

On August 24, 2006, the Company issued 2,300,000 common shares valued at $0.01 per share.  Total gross proceeds from the share issuance amounts to $23,000.

On October 31, 2006, the Company issued 950,000 common shares valued at $0.10 per share.  Total gross proceeds from the share issuance amounts to $95,000.

6.   MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES

On August 25, 2006, the Company entered into an agreement to acquire a 100% interest in three mineral claims that make up the King Property located in the Iskut River region in northwestern British Columbia.  The costs are summarized as follows:

Acquisition costs	$2,300
Exploration costs	7,126
Balance, October 31, 2006	$9,426

In order to earn this 100% interest, subject to a 2% Net Smelter Return royalty, the Company must make cash payments totalling $89,353 (CDN$100,000) and issuing 10,000 common shares as follows:

(a)     $2,300 (CDN$2,500) paid within ten business days of signing the agreement (paid);

(b)     $2,232 (CDN$2,500) paid and 10,000 common shares issued within ten business days of the Company becoming free trading on the OTCBB;

(c)     $8,928 (CDN$10,000) paid on the first anniversary date of the agreement;

(d)     $13,392 (CDN$15,000) paid on the second anniversary date of the agreement;

(e)     $17,857 (CDN$20,000) paid on the third anniversary date of the agreement; and

(f)      $44,644 (CDN$50,000) paid on the fourth anniversary date of the agreement.

The Company may, at any time, purchase up to 1% of the Net Smelter Return royalty by paying the vendor the sum of $892,857 (CDN$1,000,000).

CANDEV RESOURCE EXPLORATION, INC.
 (An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDED OCTOBER 31, 2006

(Stated in US Dollars)

7.   FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, an amount receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying value, unless otherwise noted.

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

At October 31, 2006 the Company had the following financial liabilities in Canadian dollars:

	USD equivalent	CDN Dollars
Accounts payable	$852	$954

At October 31, 2006 US dollar amounts were converted at a rate of $1.12 Canadian dollars to $1.00 US dollar.

8.  RELATED PARTY TRANSACTION

On January 13, 2006, the Company issued 5,500,000 common shares valued at $0.001 per share to the President of the Company.  Total gross proceeds from the share issuance amounts to $5,500.

9.   INCOME TAXES

The Company has accumulated net operating losses for income tax purposes of approximately $22,000, which may be carried forward up to 2026 and used to reduce taxable income of future years.

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Loss before income taxes	$(22,000)
Income tax recovery at statutory rates	(3,532)
Unrecognized benefit of non-capital loss carry-forwards	3,532
$-

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization.  A full valuation allowance has been provided for the Company's future income tax assets, as the management of the Company has determined that it is more likely than not that these assets will not be realized in the foreseeable future.

3,800,000 SHARES

OF CANDEV RESOURCE EXPLORATION, INC.

COMMON STOCK

PROSPECTUS

Date:  March 16, 2007

All dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.

We have not authorized any dealer, salesperson or other person to provide any information or make representation about Candev Resource Exploration, Inc. except the information or representation contained in this prospectus.  You should not rely on any additional information or representation if made.